Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC Appoints Wendy Simpson Executive Chairman of Board of Directors;

Promotes Pam Kessler and Clint Malin to Co-Chief Executive Officers,

and Cece Chikhale to Chief Financial Officer

WESTLAKE VILLAGE, CALIFORNIA, December 9, 2024 -- LTC Properties, Inc. (NYSE: LTC), a real estate investment trust primarily invests in seniors housing and health care properties, today announced that Wendy Simpson has been appointed Executive Chairman of Board of Directors, Pam Kessler and Clint Malin have been promoted to Co-Chief Executive Officers, and Cece Chikhale has been promoted to Chief Financial Officer. The appointments are part of the Company’s succession plan and are effective December 31, 2024.

The Company said it is conducting a search for a new Chief Investment Officer to succeed Clint Malin, who will retain that function until a successor is named.

Executive Chairman: Wendy Simpson, 75, has been LTC’s Chief Executive Officer since 2007, after joining the Company in 2000. Throughout her tenure with the Company, Simpson served as Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Treasurer. Prior to joining LTC, she held executive positions in public companies that owned acute and long-term acute care hospitals, psychiatric hospitals and home health services.

Co-Chief Executive Officer: Pam Kessler, 58, has been LTC’s Co-President since 2020, and also served as Chief Financial Officer since 2007. She joined the Company in 2000 as Controller. Before that, Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer. She also was the Director of Financial Reporting for Irvine Apartment Communities, an apartment REIT. Additionally, Kessler served as Assistant Controller of the Inland Empire division of KB Home, a publicly traded homebuilder. Kessler retains her role as Co-President.

Co-Chief Executive Officer: Clint Malin, 52, has been LTC’s Co-President since 2020, and has served as Chief Investment Officer since 2004 when he joined the Company. Prior to that, Malin was the Vice President of Corporate Real Estate for Sun Healthcare Group, Inc. (now Genesis HealthCare). Malin retains his role as Co-President.

Chief Financial Officer: Cece Chikhale, 48, has been LTC’s Chief Accounting Officer since 2020 and has been Controller and Treasurer since 2007. She joined the Company in 2002 as an Accounting Manager and also was Assistant Controller and Assistant Treasurer. Chikhale retains her roles as Principal Accounting Officer and Treasurer.

“It has been my greatest pleasure serving as LTC’s CEO for the last 17 years, and with the full support of our Board of Directors, I am excited to continue guiding and mentoring the Company as its Executive Chairman,” said Simpson. “Pam, Clint and Cece all are longtime proven executives with LTC, and are assuming expanded responsibilities in recognition of the significant contributions they have collectively made to LTC over the last two decades. Their combined experience will serve us well as LTC enters a new phase of growth through ongoing investments and the addition of a RIDEA structure to our business. After working together with this very talented team for more than 20 years, I believe LTC is in the right hands to deliver increasing value to all of our stakeholders.”

About LTC Properties

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC’s investment portfolio includes 189 properties in 25 states with 29 operating partners. Based on its gross real estate investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.